EXHIBIT 99.1


                        [Baldwin Piano and Organ Company]
                                  Press Release

Contacts: Perry Schwartz                             Art Gormley
          Baldwin Piano                              The Dilenschneider Group
          (513) 576-4518                             (212) 922-0900

                BALDWIN PIANO & ORGAN REPORTS ON 1996 4TH QUARTER
             AND FULL YEAR; STRATEGIC INITIATIVES IMPACT PERFORMANCE

--------------------------------------------------------------------------------


                  CORE PIANO BUSINESS GREW STRONGLY IN 2ND HALF


LOVELAND, Ohio, Feb. 27, 1997: Baldwin Piano & Organ Company (NASDAQ: BPAO) said today that aggressive initiatives to improve future profitability reduced fourth-quarter and full-year 1996 sales and earnings below year-earlier levels. The positive impact of these strategic initiatives is expected to begin to materialize in the second half of 1997.

     In the three-month period ended December 31, 1996 sales were $35.3 million, compared with $35.7 million in the year-earlier period; and net earnings amounted to $430,000, or 13 cents a share, versus $1.6 million and 48 cents per share.

     For the full year 1996, sales were $115.1 million, as compared with $122.6 million in 1995. Earnings in the latest year were $2.1 million, or 60 cents a share, compared with $4.0 million and $1.16 per share in 1995.

     Fourth quarter inventories decreased by $7.8 million and debt decreased $11.6 million relative to the third quarter. However, inventories at December 31, 1996 were up $10.5 million and debt was $12.4 million higher than year end 1995 -- the result of pipeline inventories for the new ConcertMaster autoplayer and Pianovelle digital piano line and additional purchases of Wurlitzer grand pianos.

     Chairman and Chief Executive Karen L. Hendricks said, "Our core piano business has shown strong progress. Dollar sales increased 8 percent in the last half of 1996 versus a year ago, as a result of 7 percent unit sales growth. This is a very positive accomplishment given the overall decline in the U.S. piano category in the second half of 1996, a period in which our industry leading market share in acoustic pianos rose from 26 to 29 percent.

     "All of our basic  businesses--Music,  Contract  Electronics  and  Keyboard
Acceptance Corporation--were profitable in 1996 but, as a whole, their performance was offset by strategic initiatives designed to enhance our future competitiveness. We expect to begin seeing the first results from our strategy later this year.

     "The decline in sales and earnings in the quarter and year was largely the result of decisions made in 1995 and 1996 to exit our non-strategic contract music and furniture businesses, and this process is nearing completion," she said.

     "There were also some lingering effects from the earlier streamlining of the dealer network in Baldwin's Wurlitzer piano line, from elimination of redundancies between the Baldwin and Wurlitzer product lines, and the introduction of a multi-brand marketing strategy. The fourth quarter was also affected by a one-time charge equivalent to 10 cents a share, which was related to a workforce reduction of 50 salaried employees.

     "We believe that these and other actions, while having a negative effect on 1996 results, better position Baldwin to compete effectively and more profitably in its core piano businesses. We expect to continue to refine and implement our strategic plan during 1997," she continued.

Retention of Lehman Brothers
----------------------------

     Ms. Hendricks noted that Baldwin is in the midst of executing a strategic plan to increase shareholder value, and that in the past two years a number of decisions were made to focus on core company businesses and streamline operations. "To advise and assist us in the continuing execution of the company's strategic plan, Baldwin has retained the internationally known investment banking firm of Lehman Brothers," she concluded.

     Baldwin Piano & Organ Company has made and sold keyboard musical products for 135 years. Its piano brands are Baldwin, Chickering and Wurlitzer. The company, which is the U.S. leader in acoustic pianos, also markets digital pianos and makes electronic and electromechanical components for OEM manufacturers. Its Keyboard Acceptance Corporation provides financing to keyboard dealers' retail customers.

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"Safe Harbor" statements under the Private  Securities  Litigation Reform Act of
1995:

This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.


            (Condensed income statements and balance sheets attached)

                 BALDWIN PIANO & ORGAN COMPANY AND SUBSIDIARIES
                        CONSOLIDATED SUMMARY OF EARNINGS
                  (In Thousands, except net earnings per share)

                                                                Three Months Ended          Twelve Months Ended
                                                                   December 31,                December 31,
                                                                 1996          1995          1996          1995
                                                                ----------------------      ----------------------

Net sales                                                       $ 35,276     $  35,667     $ 115,070     $  122,634
Cost of goods sold                                                28,861        28,154        92,495         96,333
                                                                  ------        ------        ------         ------
   Gross profit                                                    6,415         7,513        22,575         26,301
   Gross profit % of net sales                                     18.2%         21.1%         19.6%          21.4%
Interest income on installment receivables                         1,784         1,628         7,107          5,852
Other operating income, net                                          828         1,305         3,476          4,010
Selling, general and administrative                               (7,538)       (7,197)      (27,186)       (27,755)
                                                                  ------        ------       -------        -------
   Operating profit                                                1,489         3,249         5,972          8,408
   Operating profit % of net sales                                  4.2%          9.1%          5.2%           6.9%
Interest expense                                                   (859)         (597)       (2,868)        (2,087)
                                                                   ----          ----        ------         ------
   Earnings before income taxes                                      630         2,652         3,104          6,321
Income taxes                                                         200         1,008         1,048          2,361
                                                                     ---         -----         -----          -----
   Net earnings                                                  $   430      $  1,644      $  2,056      $   3,960
                                                                 =======      ========      ========      =========
Net earnings per share                                           $   .13      $    .48      $    .60      $    1.16
                                                                 =======      ========      ========      =========
Average number of shares outstanding                               3,425         3,415         3,421          3,415
                                                                   =====         =====         =====          =====


                       CONSOLIDATED SUMMARY BALANCE SHEETS

                                 (In thousands)

                                                                 September 30,         December 31,
                                                                     1996           1996          1995
                                                                 -------------      --------------------
Assets
    Receivables, net                                              $ 15,414       $  13,933  $  14,338
    Inventories                                                     64,352          56,555     46,039
    Other current assets                                             7,758           8,803      9,220
                                                                     -----           -----      -----
       Total current assets                                         87,524          79,291     69,597
    Installment receivables, less current portion                   12,547          11,435     11,215
    Property, plant and equipment, net                              16,800          16,479     14,934
    Other assets                                                     5,466           4,859      5,683
                                                                     -----           -----      -----
       Total assets                                               $122,337       $ 112,064  $ 101,429
                                                                  ========        =========  =========

Liabilities and Shareholders' Equity
    Current portion of long-term debt                             $ 42,314       $  30,901  $  17,646
    Other current liabilities                                       13,678          14,826     17,248
                                                                    ------          ------     ------
       Total current liabilities                                    55,992          45,727     34,894
    Long-Term debt, less current portion                             3,575           3,350      4,250
    Other liabilities                                                6,926           6,712      8,171
    Shareholders' equity                                            55,844          56,275     54,114
                                                                    ------          ------     ------
       Total liabilities and shareholders' equity                 $122,337       $ 112,064  $ 101,429
                                                                  ========       =========  =========